                                                                    Exhibit 5.2
                              Best, Best & Krieger
                              400 Mission Square
                              3750 University Avenue
                              Post Office Box 1028
                              Riverside, California 92502-1028


                                   July 26, 1995

Nevada Power Company
P.O. Box 230
Las Vegas, NV 89151
Attn:     Charles A. Lenzie
          Chairman of the Board

Dear Mr. Lenzie:

     At your request, we have examined the Nevada Power Company 401(k) Savings Plan - Amended and Restated (Effective Date January 1, 1990) executed on July 22, 1992 (the "Amended and Restated Plan") and Amendment Number One to the Amended and Restated Plan, along with the Determination Letter from the Internal Revenue Service dated July 29, 1991 relating to the qualification of the Amended and Restated Plan under the Internal Revenue Code, as amended by Amendment Number One.

     We have also examined the following amendments to the Amended and Restated Plan, which were adopted subsequent to the issuance of the above-described Determination Letter:

                   Amendment - 1993-1, dated April 13, 1995
                   Amendment 1994-1, dated December 8, 1994
                   Amendment 1995-1, dated April 13, 1995

(These amendments are collectively referred to as "the Amendments"). In addition, we have examined such provisions of the Employee Retirement Income Security Act of 1994 ("ERISA"), The Internal Revenue Code (the "Code") and regulations issued thereunder and other rulings as we have deemed appropriate.

     Based on the foregoing, it is our opinion that the amended provisions of the Amended and Restated Plan, as set forth in the Amendments, comply with the applicable requirements of the Employee Retirement Income Security Act of 1974 pertaining to such Amendments.



                              Very truly yours,



                              Best, Best & Krieger
                              Best, Best & Krieger